EXHIBIT (3i)(a)





                           ZAYRE CORP.

     Zayre Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of this corporation is Zayre Corp. The date of filing its original Certificate of Incorporation with the Secretary of State was April 9, 1962. The date of filing its Restated Certificate of Incorporation with the Secretary of State was July 21, 1977.

     2. This Second Restated Certificate of Incorporation restates and integrates the Restated Certificate of Incorporation of this corporation as heretofore amended and supplemented.

     3.   The text of the Second Restated Certificate of
Incorporation is herein set forth in full:


       SECOND RESTATED CERTIFICATE OF INCORPORATION
                            OF
                   Z A Y R E   C O R P.

     FIRST:  The name of this corporation is

                        ZAYRE CORP.

     SECOND: Its registered office in the State of Delaware is located at Corporation Trust Center, 1209
Orange Street, in the City of Wilmington, County of New
Castle. The name and address of its registered agent is the Corporation Trust Company, 100 West Tenth Street,
Wilmington, Delaware 19899.

     THIRD: The nature of the business of this corporation and the objects or purposes to be transacted, promoted and carried on by it are as follows:

     1. To engage generally in business in the field of merchandising, whether wholesale or retail or both.

     2. To buy, design, develop, manufacture, produce, lease or otherwise acquire, and to prepare, finish or otherwise process, and to own, hold, use, store and transport, and to sell at wholesale or retail, transfer, distribute, export, consign, lease or otherwise dispose of, and generally to deal in and with, all kinds of merchandise, clothing, articles, equipment, supplies, goods, wares, foods, drugs, cosmetics and other articles of whatever nature.

     3. To buy, construct, lease or otherwise acquire, and to own, hold, operate, manage, lease to others, grant or take concessions for, develop, improve, maintain and use, and to manage for others and to act as consultants with respect to, and to sell, convey or otherwise dispose of, stores, warehouses, shopping centers, parking lots, retail outlets and other facilities for use in connection with wholesale and retail merchandising, and land, buildings, facilities, equipment and all other property and assets for or incidental to any of the foregoing.

     4.   To carry on any manufacturing, selling,
management, service or other business, operation or activity which is lawful to be carried on by a corporation organized under the General Corporation Law of the State of Delaware as amended, whether or not similar or related or incidental to or useful or advantageous in or in connection with the businesses, operations and activities referred to in the foregoing paragraphs.

     5. To manufacture, produce, buy, lease or otherwise acquire, and to own, operate and use, and to sell, lease or otherwise dispose of, and generally to deal with and in, machinery, appliances, equipment, tools, parts, fixtures, facilities, motor vehicles, materials, supplies, goods, merchandise and other articles and property of all kinds incidental to or useful in or in connection with any business, operation or activity in which this corporation is engaged or is authorized to engage.

     6. To buy, construct, lease or otherwise acquire, and to own, hold, operate, develop, improve, maintain and use, and to sell, convey, lease or otherwise dispose of, and to grant easements, rights or interests in, lands, real estate, easements, leaseholds and other rights or interests in real estate, plants, structures, building equipment and real estate improvements incidental to or useful in or in connection with any business, operation or activity in which this corporation is engaged or is authorized to engage.

     7. To apply for, obtain, keep in force and comply with all licenses and permits from governmental authorities and others which are deemed requisite or desirable in or in connection with any business, operation or activity in which this corporation is engaged or desires or is authorized to engage.

     8. To apply for, obtain, register, devise, adopt, purchase, lease, take licenses or rights under or otherwise acquire, and to hold, own, develop, maintain, protect, operate under, exercise and use, and to grant licenses or rights under, sell, assign, transfer or otherwise dispose of, and generally to deal in and with, patents, trade-marks, copyrights, inventions, improvements, processes, formulae, trade names, designs and similar properties and rights, and applications, registrations, reissues, renewals, licenses and other rights and interests for, in, to or under the same, and franchises, powers, rights, privileges, grants, concessions, immunities and guaranties from public authorities or others, all in or under the laws of the United States of America or any state or other government, country or place.

     9. To subscribe for, purchase or otherwise acquire, and to hold and own, and to sell, assign, transfer or otherwise dispose of, and generally to deal in and with, securities, and while the holder or owner thereof to have and exercise all rights, powers and privileges of ownership, including the right to vote or consent or give proxies or powers of attorney therefor, and to carry on any business, operation or activity through a wholly or partly owned subsidiary.

     10. To acquire by purchase, exchange, merger or consolidation or otherwise all or any part of the property and assets, including the business, good will, rights and franchises, of any corporation, association, trust, firm or individual wherever organized, created or located, and in payment or exchange therefor to pay cash, transfer property and issue securities to the transferor or its security holders and to assume or become liable for any liabilities and obligations, and to hold and operate or in any manner to dispose of all or any part of the property and assets so acquired.

     11.  To dispose by sale, exchange, merger or
consolidation or otherwise of all or any part of the property and assets, including the business, good will, rights and franchises of this corporation, to any corporation, association, trust, firm or individual wherever organized, created or located, for cash or property, including securities, or the assumption of the liabilities and obligations of this corporation, and if desired, and subject to the rights of creditors and preferred stockholders, to distribute such cash, securities or other property to the security holders of this corporation in exchange for or in partial or complete liquidation or redemption of their securities.

     12. To borrow money and obtain credit, and in consideration of money borrowed or for the purpose of sale or pledge or in order to pay, evidence or secure any liability or obligation, to execute, issue and deliver and sell, pledge or otherwise dispose of bonds, notes, debentures or other evidences of indebtedness, secured or unsecured, and to give security for any such bonds, notes, debentures or other evidences of indebtedness or for any purchase price, guaranty, line of credit, covenant, fidelity or performance bond or any other liability or obligation and any premium, interest and other sums due thereon or therewith and any covenants or obligations connected therewith; and for the foregoing purposes to mortgage or pledge or execute an indenture of mortgage or deed of trust upon or create a lien upon or other security title or security interest in all or any part of the property and assets, real and personal, of this corporation, then owned or thereafter acquired.

     13. To lend money, credit or security to, and to guarantee or assume any liabilities and obligations of, and to aid in any other manner, any corporation, association, trust, firm or individual, wherever organized, created or located, any of whose securities are held by this corporation or in whose affairs or prosperity this corporation has a lawful interest, and to do all acts and things designed to protect, improve or enhance the value of such securities or interest.

     14. To execute, issue and deliver and to sell or otherwise dispose of securities of this corporation convertible into other securities, and options, warrants or rights to subscribe for or purchase securities of this corporation, to issue any of such options, warrants or rights to any employees of this corporation, and to maintain, operate and carry on for the benefit of any employees any pension, retirement, profit-sharing, bonus, health, disability, savings, loan, insurance, educational, social, recreational or similar plans or arrangements.

     15. To make contributions for charitable, scientific or educational purposes or for the public welfare or for public purposes, including contributions to corporations, trusts, funds or foundations organized and operated for any such purposes, and including any such foundation organized by this corporation or by its directors or officers, and including contributions to governments or governmental bodies or agencies for public purposes, and any contributions which at the time are allowed as deductions from corporate gross income under the United States
Internal Revenue Code as amended.

     16.  To do any and all acts and things in this Article
Third set forth to the same extent as an individual might or could do, as principal, factor, consignee, agent, contractor or otherwise, and either alone or in conjunction or jointly with any corporation, association, trust, firm or individual, and, in general, to do any and all acts and things and to engage in any and all businesses whatsoever, necessary, suitable, advantageous or proper for or in connection with or incidental to the exercise, transaction, promotion, carrying on, accomplishment or attainment of any of the businesses, powers, purposes or objects in this Article Third set forth, excepting in every case all acts, things and business forbidden by law.

     17. In this Article Third the word "securities" includes, to the extent that the context permits, stocks, shares, bonds, notes, debentures and other evidences of interest in or indebtedness of any corporation, association, trust or firm wherever organized, created or located, and notes and other evidences of indebtedness of any individual wherever located, and bonds, notes, debentures and other evidences of indebtedness of any country, state, county, city, town or other governmental body or agency wherever organized, created or located.

     18. In this certificate of incorporation, unless it is otherwise expressly provided, the conjunctive includes the disjunctive and the singular includes the plural, and vice versa; verbs in the present or future include both present and future or either; the whole includes any part or parts; no mention or inclusion of any particular example or specific enumeration shall be deemed to limit any general meaning; the statements of the businesses, objects and purposes of this corporation shall be construed both as objects and powers; the enumeration of specific powers shall not be held to limit or restrict in any manner the exercise by this corporation of the general powers conferred upon corporations by the laws of the State of Delaware, and no statement of any business, object or purpose shall be deemed to limit or be exclusive of any other stated business, object or purpose, but all are separate and cumulative and all may be transacted, promoted and carried on separately or together and at any time and from time to time, and any business, object or purpose may be transacted, promoted or carried on, and any property may be owned or held, in any part of the world; and references to the certificate of incorporation mean the provisions of the certificate of incorporation (as that term is defined in the General Corporation Law of the State of Delaware) of this corporation as from time to time in effect, and references to the by-laws or to any requirement or provision of law mean the by-laws of this corporation or such requirement or provision of law as from time to time in effect.

     FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be forty-five million (45,000,000) shares, consisting of forty million (40,000,000) shares of Common
Stock of the par value of one dollar ($1.00) per share, amounting in aggregate to forty million dollars
($40,000,000), and five million (5,000,000) shares of
Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars
($5,000,000).

     The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder, and there shall be no cumulative voting in elections for directors. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors, but only when and as declared by the Board of Directors out of any funds legally available for declaration of dividends, and subject to any provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained, requiring that dividends be declared and/or paid upon the outstanding shares of Preferred Stock of any series or upon the outstanding shares of any other class of capital stock ranking senior to the Common Stock as to dividends as a condition to the declaration and/or payment of any dividend on the Common Stock; but no such provisions shall restrict the declaration or payment of any dividend or distribution of the Common Stock payable solely in shares of Common
Stock. In the event of the liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Common Stock shall be entitled to share pro rata in the net assets available for distribution to holders of Common Stock after satisfaction of the prior claims of the holders of shares of Preferred Stock of any series and shares of any other class of capital stock ranking senior to the Common Stock as to assets, in accordance with the provisions of this Certificate of Incorporation, as amended from time to time, or of resolutions of the Board of Directors adopted pursuant to authority herein contained.

     The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional or other rights, and the qualifications, limitations and restrictions appertaining thereto, including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of the liquidation, dissolution or winding up of the affairs of the Corporation and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of Common Stock or for shares of Preferred Stock of any other series or for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustments thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

     Before the corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors fixing the voting powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made under seal of the corporation and signed by the president or a vice-president and by the secretary or an assistant secretary of the corporation and acknowledged by such president or vice-president as provided by the laws of the State of Delaware and shall be filed and a copy thereof recorded in the manner prescribed by the laws of the State of Delaware.

     No pre-emptive rights. No stockholder of this corporation shall have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of any class now or hereafter to be authorized, whether or not the issue of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, or options to purchase shares of any class, without offering any such shares or securities or options, either in whole or in part, to the existing stockholders of any class.

     FIFTH: The minimum amount of capital with which this corporation will commence business is one thousand dollars
($1,000.).

     The board of directors, without the assent of or other action by the stockholders, may from time to time authorize the issue and sale of shares of stock of this corporation now or hereafter authorized, for such consideration and upon such terms as the board may determine.

     SIXTH: This corporation is to have perpetual existence.

     SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts.

     EIGHTH: The following provisions are inserted for the regulation and conduct of the affairs of this corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers elsewhere conferred herein or in the by-laws or conferred by law:

     (a) Except as may be otherwise expressly required by law or by other provisions of this certificate of incorporation or by the by-laws, the board of directors shall have and may exercise, transact, manage, promote and carry on all of the powers, authorities, businesses, objects and purposes of this corporation.

     (b)  Certain Provisions Relating to Nomination,
Election and Removal of Directors.

          1.   Election of Directors.  Elections of
               directors need not be by written ballot
               unless the by-laws shall so provide. No director need be a stockholder.

          2.   Number, Election and Terms of Directors.
               Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the by-laws. The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, designated
               Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of one Class expiring each year.
               At the annual meeting of stockholders in 1985, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting, with the members of each Class to hold office until their successors are elected and qualified. At each subsequent annual meeting of the stockholders of the Corporation, the successors to the Class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

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          3.   Stockholder Nomination of Director
               Candidates. Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the by-laws.

          4.   Newly Created Directorships and Vacancies.
               Except as otherwise fixed pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director.
               Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          5. Removal of Directors. Except as otherwise fixed pursuant to the provisions of Article
               FOURTH hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

     (c) By-laws. The Board of Directors and the stockholders shall each have the power to adopt, alter, amend and repeal the by-laws; and any by-laws adopted by

                         10

the directors or the stockholders under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders; provided, however, that the by-laws shall not be altered, amended or repealed by action of the stockholders, and no by-law shall be adopted by action of the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     (d) The board of directors may at any time set apart out of any of the funds of this corporation available for dividends a reserve or reserves for any proper purpose and may at any time reduce or abolish any such reserve. Any other proper reserves may also be carried.

     (e) This corporation may purchase, hold, sell and transfer shares of its own capital stock, but shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of this corporation, subject always to the right of this corporation to reduce its capital or to redeem any preferred or special shares out of capital as permitted by law. Shares of its own capital stock belonging to this corporation shall not be voted upon directly or indirectly. The purchase, acquisition or holding by this corporation of shares of its own capital stock shall not be deemed to constitute the retirement of such shares or a reduction of capital except as such shares are formally retired or the capital is formally reduced in accordance with the provisions of law therefor.

     (f) Nothing in this certificate of incorporation shall be deemed to prohibit the reissue of any shares of capital stock of this corporation retired or reduced upon or in connection with any reduction of capital, but upon the filing and recording of the certificate of reduction such shares shall have the status of authorized and unissued shares of the class of stock to which such shares belong, if and to the extent permitted by law. So far as permitted by law the stockholders or board of directors authorizing or effectuating any reduction of capital may determine the manner in which such reduction shall be effected and the extent, if any, to which any assets shall be distributed to stockholders, and except as and to the extent that such a distribution is so authorized or provided for, no stockholder shall be entitled to demand any distribution of assets in connection with or as the result of any reduction of capital.

     (g) The board of directors may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the

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accounts and books and papers of this corporation, or any
of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of this corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or as otherwise expressly provided by law, or except as expressly authorized by resolution of the board of directors.

     (h) The board of directors shall have the power to fix from time to time the compensation of its members. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud or bad faith, any director, officer or stockholder of this corporation individually, or any individual having any interest in any concern which is a stockholder of this corporation, or any concern in which any such directors, officers, stockholders or individuals have any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

(i) such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(ii) no such director, officer, or stockholder shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act; and

(iii) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same, provided, however, that any contract, transaction or act in which any director or officer of this corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this corporation, or in which any directors or officers, respectively, are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this corporation, shall be duly authorized or ratified by a majority of the board of directors who are not so interested and to whom the nature of such interest has been disclosed. With respect to the matters herein contained,

(a) the word "interest" shall include personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern;

(b) the word "concern" shall mean any corporation, association, trust, partnership, firm, person or other entity other than this corporation; and

(c) the phrase "subsidiary or affiliate" shall mean a concern in which a majority of the directors, trustees, partners or controlling persons are elected or appointed by the directors of this corporation, or are constituted of the directors or officers of this corporation.

To the extent permitted by law, the authorizing or ratifying vote of a majority in interest of each class of the capital stock of this corporation outstanding and entitled to vote for directors at an annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this corporation, or of the board of directors or any committee thereof, with regard to all stockholders of this corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under this corporation, provided, however, that with respect to the authorization or ratification of contracts, transactions or acts in which any of the directors, officers or stockholders of this corporation have an interest, the nature of such contracts, transactions or acts and the interest of any director, officer or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting, and provided also that stockholders so interested may vote at any such meeting, and provided further that any failure of the stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive this corporation, its directors, officers or employees of its or their right to proceed with such contract, transaction or act.

No contract, transaction or act shall be avoided by reason of any provision of this clause (h) which would be valid but for those provisions.

     (i) The Corporation shall indemnify each person who is or was a director or officer of this Corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the General Corporation Law of the State of Delaware. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

     (j)  Special Voting Requirement for Defined Business
Combinations. The affirmative vote of the holders of not less than 80 percent of the outstanding shares of Common
Stock and the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock held by stockholders other than a Related Person shall be required for the approval or authorization of any Business
Combination; provided, however, that the 80 percent and 67 percent voting requirements shall not be applicable if:

Exceptions to Special Voting Requirements:

     (1) The Continuing Directors by a two-thirds vote (a) have expressly approved in advance either the acquisition of outstanding shares of stock, or the issue or sale by the Corporation of shares of stock, that caused the Related
Person to become a Related Person and (b) in advance of such acquisition or issue or sale have determined that the 80 percent and 67 percent voting requirements of this clause (j) of Article EIGHTH shall not be applicable to Business Combinations with such Related Person; or

     (2)  The Continuing Directors have approved the
Business Combination; or

     (3)  The Business Combination is a merger or
consolidation and the cash or fair market value of each of the property, securities or other consideration to be received per share by the holders of Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, such distributions to be valued as of the distribution date) paid by the Related Person in acquiring any of its holdings of Common Stock within the three-year period preceding the earlier of the Business Combination or the first public announcement of the proposal of the Business Combination.

Definitions

     For the purposes of this clause (j) of Article EIGHTH:

     (i) The term "Business Combination" shall mean any transaction or other arrangement meeting any of the following descriptions: (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related

Person or any other corporation which is, or after such merger or consolidation would be, an Affiliate of a Related
Person; (b) any sale, lease, exchange, transfer or other disposition (including without limitation the creation of a mortgage or any other security device), in one transaction or a series of transactions, of any substantial part of the assets of the Corporation (including without limitation any voting securities of a Subsidiary) or of a Subsidiary to a Related Person or of an Affiliate of a Related Person; (c) any sale, lease, exchange, transfer or other disposition of any substantial part of the assets of a Related Person, or an Affiliate of a Related Person, to the Corporation or a Subsidiary; (d) the issuance by the Corporation or any Subsidiary of any securities of the Corporation or of a Subsidiary to a Related Person or an Affiliate of a Related
Person, other than pursuant to an employee plan approved by the Continuing Directors and by the stockholders of the Corporation; (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person or of an Affiliate of a Related Person; (f) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person; (g) any transaction
(including a merger or consolidation of the Corporation with or into a Subsidiary) occurring at a time when a Related Person exists in which the proportionate interests of the Stockholders of the Corporation in the assets of the Corporation are unchanged but as a result of which the provisions of this clause (j) of Article EIGHTH or substantially equivalent provisions would thereafter cease to be in effect; and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     (ii) The term "Related Person" shall include any individual, corporation, partnership or other person or entity (each of the foregoing constituting a "Person") that together with its Affiliates and Associates owns in the aggregate five percent or more of the outstanding shares of the Common Stock of the Corporation, and any Affiliate or Associate of any such Person; provided, however, that (a) the term "Related Person" shall not include the Corporation or any Subsidiary or any Person that would have been a Related Person if this clause (j) of Article EIGHTH had been in effect on December 31, 1982, or any present or future custodian, trustee or legal representative of such Person, and (b) any shares of Common Stock owned at any time by such Person, or by such custodian, trustee or legal representative, shall not at any time be attributed to any other Person for determining whether such other Person is a Related Person. The exclusions set forth in (ii)(a) and
(b) above shall cease to apply to any such excluded Person and his custodians, trustees and legal representatives and to shares owned by any of them on and after the date on which such Person ceases to own five percent or more of the outstanding shares of Common Stock of the Corporation.

     (iii) The term "substantial part" shall mean assets having an aggregate fair value in excess of one million dollars.

     (iv)  A Person shall be deemed to own any Common
Stock:

     (a) of which such Person would be the beneficial owner, as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange
          Commission (the "Commission") under the
          Securities Exchange Act of 1934 (the "Act"), as such Rule was in effect on December 31, 1982; or

     (b) of which such Person would be the beneficial owner, as such term is defined under Section 16 of the Act and the rules of the Commission promulgated thereunder, as in effect on December
          31, 1982; or

     (c) which such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

     (d) which such Person's relatives of the fourth degree of consanguinity or closer would be deemed to own pursuant to this provision.

     (v) For the purposes of subparagraph (3) of this clause (j) of Article EIGHTH, the term "other consideration to be received" shall include, without limitation, Common
Stock retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

     (vi)  With respect to any proposed Business
Combination, the term "Continuing Director" shall mean (a) any director who was a member of the Board of Directors of the Corporation on December 31, 1982, and (b) any director who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related

Person involved in the proposed Business Combination became a Related Person (or, if the transaction involves more than one Related Person, immediately prior to the time the first of such Persons to become a Related Person became a Related
Person) and (c) any director who is not an Affiliate or Associate of a Related Person and is recommended for his or her initial term of office by a two-thirds vote of Continuing Directors then on the Board.

     (vii) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Commission under the Act, as such Rule was in effect on December 31, 1982.

     (viii) "Subsidiary" shall mean any Person of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person, the term "Subsidiary" shall mean only a Person of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     Amendment, Expiration and Extension

     This clause (j) of Article EIGHTH (including the provisions set forth in this paragraph) may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Common Stock;
provided, however, that if there is a Related Person, such action must also be approved by the affirmative vote of the holders of not less than 67 percent of the outstanding shares of Common Stock held by stockholders other than the Related Person. Notwithstanding the preceding sentence, this clause (j) of Article EIGHTH shall expire at the Annual Meeting of Stockholders to be held in 1990, unless its continuance for a fixed or indefinite period has been specifically approved at any time before that date by an affirmative majority of the outstanding shares of Common
Stock.

     (k) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation, or any class or series thereof, must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

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     (l)  Certain Amendments, etc.  Notwithstanding
anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, paragraphs (b), (c), (k) or this paragraph
(1) of this Article EIGHTH or any provision hereof or thereof.

     NINTH: Subject to the applicable provisions (if any) of this certificate of incorporation, this corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by law.

     IN WITNESS WHEREOF, Zayre Corp. has caused this certificate to be signed by Sumner Feldberg, its Chairman of the Board, and Newton A. Lane, its Secretary, and its corporate seal affixed hereto, this 4th day of June, 1985.
This certificate is to be filed with the Secretary of State of the State of Delaware, and recorded with the Recorder of Deeds of New Castle County, Delaware, pursuant to Sections
104 and 245 of the General Corporation Law of the State of Delaware.

                              ZAYRE CORP.

                              By /s/ Sumner Feldberg
                                Sumner Feldberg,
                                Chairman of the Board

                        Attest /s/ Newton A. Lane
                              Newton A. Lane,
                              Secretary

















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